SHAREHOLDER RESOLUTION

OF

PUNCHFLIX, INC.

We, the undersigned, being all the shareholders of PunchFlix, Inc, organized and existing under the laws of the State of Delaware, and having principal place of business at 11705 Willake St., Santa Fe Springs, California 90670 (the "Company"), hereby certify that the following is a true and correct copy of a resolution duly adopted at a meeting of the Shareholders of the Company, duly held and convened on April 2, 2019.

The meeting was called to order. It was determined that a quorum was present in person, such that the meeting could conduct business, and that such resolution has not been modified, rescinded or revoked, and is at present in full force and effect.

The following shareholders were present:

Names of Shareholders Number of Shares

Joseph Collins, Jr. 71,200,000

The following Shareholders:

Names of Shareholders Number of Shares

Punch TV Studios, Inc. 9,400,000

The Secretary determined and reported that notice of the meeting had been given or waived by Shareholders in accordance with the bylaws.

We do hereby consent to the adoption of the following, as if it was adopted at a regularly called meeting of the Shareholders of the Company, in accordance with the relevant state laws, and the bylaws of the Company, by unanimous consent, the Shareholders decided that:

The Company shall sell 5,000,000 (five million) shares of its common stock at a price of $10.00 (ten and no/I 00 dollars US) per share by way of a Regulation A offering. This offering shall commence immediately.

Therefore, it is resolved that:

The Company shall sell 5,000,000 (five million) shares of its common stock at a price of $10.00 (ten and no/100 dollars US) per share by way of a Regulation A offering. This offering shall commence immediately.

The Board of Directors and Officers of the Company are authorized to perform the acts to carry out this Shareholder Resolution.

/s/Joseph Collins, Jr

Joseph Collins, Jr.

Printed Name

Date: April 2, 2019

CERTIFICATION OF SECRETARY

The Secretary of the Company hereby certifies that he is the duly elected and qualified Secretary of the Company and certifies that the above is a true and correct record of the Shareholders resolution that was duly adopted by the

Company on April 2, 2019.

/s/Joseph Collins, Jr.

By: Joseph Collins, Jr.

Chief Executive Officer, chairman, Secretary

PunchFlix, Inc.